Exhibit 10.1

2021 PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made as of the 1st day of March, 2021 (the “Grant Date”), between ADAMS RESOURCES & ENERGY, INC., a Delaware corporation (“Company”), and all of its Affiliates (collectively, the “Company”), and ____________ (the “Employee”). A copy of the Adams Resources & Energy, Inc. 2018 Long-Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part hereof as if fully set forth herein. Unless the context otherwise requires, all terms that are not defined in this Agreement but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1.Award. Pursuant to the Plan, as of the Grant Date, _____ Restricted Stock Units (the “Performance Share Units”) shall be granted to Employee as a matter of separate inducement and not in lieu of any salary or other compensation for Employee’s services, subject to the acceptance by the Employee of the terms and conditions of this Agreement. The Employee acknowledges receipt of a copy of the Plan, and agrees that the Performance Share Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement.

2.Performance Share Units. The Employee hereby accepts the Performance Share Units when issued and agrees with respect thereto as follows:

(a)Payment and Determination of Value. Except as otherwise provided in Section 10 below, Company shall provide to the Employee one share of the Company’s common stock, $0.10 par value per share for each Performance Share Unit on its scheduled vesting date. If any dividends are paid with respect to a share of the Company’s common stock during the vesting period, an equivalent amount shall accrue and be held by the Company without interest until the Performance Share Units become vested, at which time such amount shall be paid to the Employee, or are forfeited, at which time such amount shall be forfeited.

(b)Vesting. An Employee’s Performance Share Units shall become vested based on (i) continued service with the Company until the third (3rd) anniversary of the Vesting Commencement Date, and (ii) the attainment of the Performance Criteria specified on Exhibit A to this Agreement. Any portion of the Performance Share Units that does not become vested in accordance with the preceding provisions of this Section 2(b) and Exhibit A shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

For purposes of this Agreement, the “Vesting Commencement Date” shall be March 1, 2021.

(c)Termination of Employment. If the Employee terminates his or her employment with the Company prior to the third (3rd) anniversary of the Vesting Commencement Date, then the Performance Share Units shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company, except that:

(i)    if the Employee is determined to be Disabled or in the event of the death of the Employee, all of the Employee’s Performance Share Units shall become vested upon the later of (A) the completion of the Performance Period (as specified on Exhibit A), or (B) the date the Employee terminates employment with the Company, based upon the actual level of performance. In such case, Employee (or Employee’s legal representative, or the person, if any, who acquired the Performance Share Units by bequest or inheritance or by reason of the death of Employee), shall be entitled to receive any payment with respect to the Performance Share Units in accordance with this Agreement; and

(ii)    if the Employee’s employment with the Company terminates by reason of retirement following the date on which such Employee has either (I) reached sixty (60) years of age, and completed at least ten (10) years of service as an employee of the Company, or (II) reached sixty-five (65) years of age, then the Performance Share Units shall become vested upon the later of (A) the completion of the Performance Period, or (B) the date the Employee terminates employment with the Company, based upon the actual level of performance, provided, however, that the Employee shall not receive such shares until their original scheduled vesting date.

Any payment made in connection with Section 2(c)(i) above shall be paid thirty (30) days after the Employee’s termination date.

3.Transfer Restrictions. The Performance Share Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or otherwise disposed of by the Employee.

4.Shareholder Rights. The Employee shall not have any of the rights of a shareholder of the Company with respect to the Performance Share Units.

5.Corporate Acts. The existence of the Performance Share Units shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

6.Withholding of Tax. To the extent that the receipt of the Performance Share Units results in compensation income to the Employee for federal or state income tax purposes, the Employee may elect to either (i) deliver to the Company at the time of such receipt, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, or (ii) have the Company withhold a portion of the shares of the Company’s common stock distributable to the Employee under this Agreement that does not exceed the amount of taxes to be withheld by reason of such resulting compensation income. If the Employee does not make a timely election regarding the manner this tax withholding obligation will be satisfied, then the Company shall withhold a portion of the shares of the Company’s common stock distributable to the Employee under this Agreement that does not exceed the amount of taxes to be withheld by reason of such resulting compensation income.

7.Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or an Affiliate (as such term is defined in the Plan). Nothing in the adoption of the Plan or the award of the Performance Share Units thereunder pursuant to this Agreement shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

8.Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered when hand delivered to the Employee at his or her principal place of employment or when sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

9.Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. In addition, if it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended by the Company accordingly.

10.Code Section 409A. If and to the extent any portion of any payment provided to the Employee under this Agreement in connection with the Employee’s separation from service (as defined in Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”) is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Employee is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination the Employee, as a condition to accepting benefits under this Agreement and the Plan, agrees that he or she is bound, such portion of the shares of Company’s common stock to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Code Section 409A) or (ii) the tenth (10th) day after the date of the Employee’s death (as applicable, the “New Payment Date”). The shares that otherwise would have been delivered to the Employee during the period between the date of separation from service and the New Payment Date shall be delivered to the Employee on such New Payment Date, and any remaining shares will be delivered on their original schedule. If the Employee becomes Disabled and such disability does not satisfy the requirements of Code Section 409A, then the Employee’s shares shall be delivered on the original scheduled vesting date. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such shares except to the extent specifically permitted or required by Code Section 409A. This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to the Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

11.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

12.Miscellaneous. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, including any amendments or supplements thereto, the terms of this Agreement shall be controlling.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has agreed to and accepted the terms of this Agreement, all as of the date first above written.

COMPANY

ADAMS RESOURCES & ENERGY, INC.

By:

Name:

Title:

EMPLOYEE

By:

Exhibit A
2021 Performance Criteria
    The Employee’s Performance Share Units shall become vested based on the satisfaction of both the (i) the time vesting requirement described in Section 2(b)(i) of the Agreement, and (ii) the Performance Criteria described in this Exhibit A. The initial number of Performance Share Units specified in Section 1 of the Agreement shall be the “target” number of shares of Stock that may be delivered upon settlement of the Performance Share Units subject to the Agreement. This initial number of Performance Share Units shall be adjusted based on the attainment of the Performance Criteria described in Section 3 below.

1.Performance Period: The performance period shall be the period between January 1, 2021 and December 31, 2021.
2.Award Value: The Performance Share Units subject to this Agreement will be earned based on the Company’s performance for the Performance Period. Following the end of the Performance Period, the Committee shall determine the number of Performance Share Units earned for the Performance Period.
3.Performance Criteria: Seventy-five percent (75%) of the Award shall be earned based on the Company’s attainment of the Adjusted Pre-Tax Cash Flow (“APTCF”) factor described in Section 3(a) below. Twenty-five percent (25%) of the Award shall be earned based on the Company’s attainment of Adjusted Pre-Tax Earnings (“APTE”) factor described in Section 3(b) below.
(a)Adjusted Pre-Tax Cash Flow – APTCF is defined as the Company’s net earnings or losses during the Performance Period adjusted by: (i) income tax expense or benefit; (ii) depreciation and amortization expense; (iii) stock-based compensation expense; (iv) inventory liquidation gains; (v) inventory valuation losses; (vi) net changes in the fair value of contracts, as each such adjustment is reported in the Company’s publicly filed financial statements for the fiscal year ending December 31, 2021; and (vii) any other adjustments the Company includes in the calculation of adjusted cash flow, as approved by the Company’s Board of Directors and reported in the Company’s earnings release. The Award Level for the APTCF factor for the Performance Period shall be determined based on the following table:

Performance Level	Adjusted Pre-Tax Cash Flow Amount	% of Target Performance Share Units Earned[1]
Maximum	$35,200,000	200%
Target	$28,160,000	100%
Threshold	$21,120,000	50%
<Threshold	<$21,120,000	0%

1 Linear interpolation will be applicable to the percentages between the Performance Levels.

(b)Adjusted Pre-Tax Earnings – APTE shall be determined based on the Company’s net earnings or losses during the Performance Period adjusted by: (i) income tax expense or benefit; (ii) stock-based compensation expense; (iii) inventory liquidation gains; (iv) inventory valuation losses; (v) net changes in the fair value of contracts, as each such adjustment is reported in the Company’s publicly filed financial statements for the fiscal year ending December 31, 2021; and (vi) any other adjustments included by the Company in the calculation of its adjusted net earnings or losses, as approved by the Company’s Board of Directors and reported in its earnings release. The Award Level for the APTE factor for the Performance Period shall be determined based on the following table:

Performance Level	Adjusted Pre-Tax Earnings Amount	% of Target Performance Share Units Earned[2]
Maximum	$9,750,000	200%
Target	$7,800,000	100%
Threshold	$5,850,000	50%
<Threshold	<$5,850,000	0%

(c)Forfeiture. Any portion of the Performance Share Units which are not earned at the end of the Performance Period shall be forfeited as of the last day of the Performance Period.
2 Linear interpolation will be applicable to the percentages between the Performance Levels.